Exhibit 99.1

UTSTARCOM ADOPTS BYLAW AMENDMENT AND BOARD POLICY FOR MAJORITY VOTE STANDARD

[ALAMEDA, Calif.], — April 11, 2008 – UTStarcom, Inc. (Nasdaq: UTSI) announced today that its Board of Directors has unanimously voted to approve a corporate governance initiative to amend UTStarcom’s bylaws to adopt a majority vote standard for the election of directors.

The amended bylaws will become effective on the day following UTStarcom’s annual stockholders’ meeting to be held on June 27, 2008.  UTStarcom’s amended bylaws require that a nominee director must receive a greater number of votes “for” than votes “against” to be elected to the Board in an uncontested election.  In addition, in furtherance of the principles of the amended bylaws, the Board also unanimously voted to adopt a Board policy which would require any incumbent nominee for UTStarcom’s Board who fails to receive a majority of the votes cast in an uncontested election to tender his or her resignation to the Board.  The Nominating and Corporate Governance Committee (or other committee appointed by the Board) would then determine whether to accept the resignation, and the committee would in most circumstances make a determination within 90 days after certification of the stockholder vote.  The committee’s decision and rationale for its decision will be publicly disclosed.

“The Board is pleased to take this action today as it is consistent with governance trends at other public companies as well as our commitment to high standards of corporate governance.  In addition, we believe this will enhance our accountability to our stockholders,” said Thomas J. Toy, UTStarcom’s Chairman of the Board.

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About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company develops, manufactures and markets

UTStarcom Inc.

1275 Harbor Bay Parkway

Alameda, CA  94502

its broadband, wireless, and terminal solutions to network operators in both emerging and established telecommunications markets worldwide. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. UTStarcom was founded in 1991 and is headquartered in Alameda, California, the company has research and development centers in the USA, Canada, China, Korea and India.

For more information about UTStarcom, please visit the UTStarcom Web site at www.utstar.com.

Company Contact

Barry Hutton

Senior Director, Investor Relations

UTStarcom, Inc.

(510) 769-2807

barry.hutton@utstar.com